EXHIBIT 10.1
CapGen Financial Partners
280 Park Avenue
40th Floor West, Suite 401
New York, New York 10017
August 10, 2009
Mr. Dennis S. Hudson, III
Chairman and Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Re: Investment in Seacoast Banking Corporation of Florida Common Stock
Dear Denny:
     This letter of intent (“Letter of Intent”) outlines the basic terms and conditions upon which CapGen Financial Partners and its designated affiliate(s) (the “Investor”) are willing to purchase and Seacoast Banking Corporation of Florida (the “Company”) is willing to sell 6 million shares of common stock, par value $0.10 per share (the “Common Stock”) at the public offering price established for the offering described in the Company’s registration statement on Form S-1, as amended (Commission File No. 333-160133) (the “Registration Statement”).
     1. The Company commits to offer and sell to the Investor 6 million newly-issued, fully-registered shares of Common Stock pursuant to a prospectus filed as part of the Registration Statement (the “CapGen Offering”).
     2. The Investor confirms its intent to buy 6 million shares of Common Stock at the public offering price up to a maximum price of $2.50 per share of Common Stock upon the terms and conditions described herein.
     3. The public offering base number of shares will be decreased to 28.5 million shares plus an underwriter’s overallotment of 15% (the “Underwritten Offering”) to reflect the 6 million shares to be offered separately to the Investor.
     4. The Investor’s purchase of Common Stock will be subject only to the receipt of necessary regulatory approvals, the accuracy of representations and warranties solely regarding the shares of Common Stock (i.e., the shares of Common Stock to be sold and delivered to the Investor are duly authorized, validly issued, fully paid, nonassessable, and free of liens) and the closing of the Underwritten Offering (whether or not any shares subject to an overallotment option granted to the underwriters for the Underwritten Offering are exercised or not. The closing (the “Closing”) of the Investor’s purchase will occur immediately upon the receipt of the last required regulatory approval and the expiration of any related statutory waiting period, provided the Investor shall have 10 days to call funds for investment from its investors, which call shall be made within 5 days after receipt of the last regulatory approval, unless mutually agreed by the Investor and the Company.
     5. At the Closing, the Company will increase its board of directors by one person and fill the resulting vacancy with a designee of the Investor. For so long as the Investor holds all the shares purchased pursuant to this Letter of Intent and any definitive agreement, the Company’s nominating committee will nominate a designee of the Investor to the Company’s board of directors, and such designee shall serve as a director of the Company for so long as the Investor holds all the shares purchased pursuant to this Letter of Intent and any definitive agreement.
     6. At the Closing, the Company will grant the Investor pre-emptive rights on future capital raises for 24 months, provided these preemptive rights shall immediately terminate if the Investor sells any of the shares of Common Stock purchased by the Investor in the CapGen Offering.
     7. The Investor agrees to file all regulatory applications and notices needed for Closing, which will include requests for regulatory authorization to become a bank holding company with respect to the Company and Seacoast National Bank by raising the Investor’s percentage interest in the Company over time, as soon as possible and not later than 10 days of the closing of the Underwritten Offering. The Investor will request expedited processing of such applications and notices. The Company will promptly seek shareholder approval, if any, needed for Closing.
     The Company agrees to use its reasonable best efforts to assist Investor in securing all required regulatory approvals.
     The Investor confirms that it has completed its diligence, and that its designated affiliate, which will purchase the Common Stock, is not currently a bank holding company for purposes of the Bank Holding Company Act of 1956, as amended, and such designated affiliate will not “control” any depository institution other than the Bank.
     This Letter of Intent is nonbinding until the Registration Statement becomes effective (the “Effective Date”), and is subject to the Parties entering into a mutually acceptable definitive stock purchase agreement containing representations and warranties consistent with those contained in the underwriting agreement filed as an exhibit to the Registration Statement. Such representations and warranties, except those solely related to the shares of Common Stock (i.e., that the shares of Common Stock to be sold and delivered to the Investor are duly authorized, validly issued, fully paid, nonassessable, and free of liens) shall expire at the closing of the Offering without regard to any overallotment option, and the accuracy of no other representations or warranties shall be a condition to the Closing. This Letter of Intent shall terminate if the Effective Date does not occur on or before August 31, 2009.

     This Letter of Intent shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to principles regarding choice of law.
     If the foregoing is consistent with your understanding and is acceptable to you, please execute one copy of this Letter of Intent and return it to us. This Letter of Intent may be executed by facsimile or electronically, and when so executed shall have the same force and effect as a manually executed original.
     We are excited about this opportunity to invest in the Company and look forward to a long and productive relationship.

Yours very truly,
/s/ John P. Sullivan
Managing Director

AGREED AND ACCEPTED:

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Chairman and Chief Executive Officer

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